Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-66269, 333-87038, 333-104954, 333-110158 and 333-124779 and Form S-8 Nos. 333-147258, 333-59164, 333-06771, 333-88544 and 333-116662) of Cypress Bioscience, Inc. and in the related Prospectuses of our reports dated March 12, 2009 with respect to the consolidated financial statements of Cypress Bioscience, Inc., and the effectiveness of internal control over financial reporting of Cypress Bioscience, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2008.
/s/ Ernst & Young LLP
San Diego, California
March 12, 2009